CODE OF ETHICS

VIRTUS MUTUAL FUNDS

VIRTUS VARIABLE INSURANCE TRUST

VIRTUS TOTAL RETURN FUND

VIRTUS GLOBAL MULTI-SECTOR FUND

ZWEIG FUND, INC.

ZWEIG TOTAL RETURN FUND, INC.

PURSUANT TO RULE 17j-1

OF THE 1940 ACT

Amended and Restated 1/2012

1.	Introduction

This Code of Ethics (the “Code”) has been adopted individually by the above listed registered investment companies, referred to herein (individually) as the “Fund” or “Funds”. This Code shall be administered by the respective Fund’s Chief Compliance Officer or their delegate. Each Fund may attach to this Code a schedule describing any unique provisions that the respective Fund may make to provide additional requirements or to modify requirements set forth by this code. This Code does not amend or supercede any other Code(s) of Ethics that may affect the duties and obligations of any person affected hereby. This Code applies to all Access Persons of each Virtus Investment Partners, Inc. advisory and broker-dealer subsidiary in their management and administration of the Funds. VP Distributors, LLC, a registered broker/dealer, is a related subsidiary which currently provides services to the Funds and acts as the principal underwriter of the Funds. Access Persons of non-affiliated investment advisers and subadvisers to the funds are governed by separate codes. Each subsidiary may impose further limitations of personal trading subject to notifying the Chief Legal Officer and the Chief Compliance Officer of the applicable fund. Any additional limitations are specified in the Adviser’s Code.

Notwithstanding the above, the prohibitions in Section 3 below are imposed by Rule 17j-1, and apply to all Affiliated persons of the Funds and their investment advisers and subadvisers, whether or not they are governed by this Code of Ethics.

2.	Standard of Business Conduct

A.	Statement of Ethical Principles

Each Fund and Adviser holds its Access Persons to a high standard of integrity and business practices. In serving their respective shareholders and clients, each Fund and Adviser strives to avoid conflicts of interest or the appearance of conflicts of interest in connection with the personal trading activities of its Access Persons and the Fund’s securities transactions.

The Funds acknowledge their confidence in the integrity and good faith of all of their employees, officers, trustees, and directors. Each Fund and/or Adviser recognizes that the knowledge of present or future portfolio transactions or the power to influence portfolio transactions, if held by such individuals, could place them in a position where their personal interests might conflict with the interests of the Fund, if they were to trade in securities eligible for investment by the Fund.

In view of the foregoing and of the provisions of Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), each Fund and Adviser has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to establish reporting requirements and enforcement procedures.

The Funds cannot foresee all possible situations, therefore, the Funds ultimately rely upon the integrity and judgement of their personnel and the Advisers, in addition to requirements set forth by this Code. This Code presents a framework against which all Access Persons should seek to measure their conduct.

When Access Persons covered by the terms of this Code of Ethics engage in personal securities transactions, they must adhere to the following general principles as well as to the Code’s specific provisions:

(a)	At all times, the interests of Fund shareholders must be paramount;

(b)	Personal transactions must be conducted consistent with this Code of Ethics in a manner that avoids any actual or potential conflict of interest;

(c)	No inappropriate advantage should be taken of any position of trust and responsibility;

(d)	Non-public information regarding security holdings in any Fund must remain confidential;

(e)	Compliance with all applicable federal securities laws must be maintained; and

(f)	Access Persons are required to adhere to the standards of business conduct in the Virtus Code of Conduct.

B.	Unlawful Actions

It is unlawful for any Affiliated person of any Fund or any of its Advisers, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by any Fund:

(a)	to employ any device, scheme or artifice to defraud any Fund;

(b)	to make any untrue statement of a material fact to any Fund or omit to state a material fact necessary in order to make the statements made to any Fund, in light of the circumstances under which they are made, not misleading;

(c)	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any Fund; or to engage in any manipulative practice with respect to any Fund.

(d)	to divulge or act upon any material, non-public information, as such term is defined under relevant securities laws.

3.	Definitions

A.	“Access Person”: pursuant to Rule 17j-1 of the Investment Company Act of 1940, means any Advisory Person of a Fund or of a Fund’s investment adviser. All of an Adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of the Fund’s directors, officers, and general partners are presumed to be Access Persons of the Fund.

B.	In addition, Access Persons include any director, officer or general partner of VP Distributors, the principal underwriter of the Funds, who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by the Fund for which VP Distributors acts as distributor or principal underwriter, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

C.	Advisory Person of a Fund or of a Fund’s investment adviser means:

(a)	Any director, officer, general partner or employee of the Fund or investment advisor (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(b)	Any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

(c)	Any Investment Personnel.

D.	“Affiliated Open-End Mutual Fund” means any open-end mutual fund to which the Firm or its control affiliate(s) serve as the investment adviser or principal underwriter. Currently, this means all open-end (non-exchange traded) Virtus Mutual Funds. See also the definition of “Unaffiliated Open-End Mutual Fund” in Section XX below.

E.	“Affiliated person” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

F.	“Being considered for Purchase or Sale” means a security for which a recommendation to purchase or sell has been made and communicated; and with respect to the Advisory Person making the recommendation, when such person seriously considers making such a recommendation.

G.	“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations there under. Generally, Beneficial Ownership means having or sharing, directly or indirectly through any contract, arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest” in the security. For the purposes hereof,

(a)	“Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

(b)	“Indirect pecuniary interest” includes, but is not limited to:

(i) securities held by members of the person’s “immediate family” (this means any child, child-in-law, stepchild, grandchild, parent, parent-in-law, stepparent, grandparent, spouse, partner, sibling, or sibling-in-law and includes adoptive relationships) sharing the same household (which ownership interest may be rebutted);

(ii) a general partner’s proportionate interest in portfolio securities held by a general or limited partnership;

(iii) a person’s right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities);

(iv) a person’s interest in securities held by a trust;

(v) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and

(vi) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, trustee, or person or entity performing a similar function, with certain exceptions (see Rule 16a-1(a)(2) of the Exchange Act).

H.	“Chief Compliance Officer” or “CCO” refers to the person appointed by the Boards of the funds pursuant to the provisions of Rule 38a-1. Such person is identified on Schedule A hereto.

I.	“Compliance Officer” may refer to the Fund’s designated Compliance Officer or an Adviser’s Compliance Officer or any person designated by each such to perform the administrative functions of this Code. Such persons are identified on Schedule B hereto.

J.	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

K.	“Covered Security” means a security as defined in Section 2(a)(36) of the Act, except securities that are direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements and shares of traditional, unaffiliated registered open-end investment companies. Reportable Securities are further defined under section U. below.

L.	“Disinterested Trustee” means a Trustee of a Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

M.	“Immediate Family Member” shall have the following meaning: With respect to personal securities reporting requirements, terms such as “Employee”, “Personal Brokerage Account”, and “Access Person” are defined to include any Access Person’s spouse or domestic partner who share their household and any relative by blood, adoption or marriage living the Access Person’s household. This definition includes children (including financially dependent children away at school), stepchildren, grandchildren, parents, stepparents, grandparents, siblings and parents, children, or siblings-in-law.

N.	“Initial Public Offering” or “IPO” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

O.	“Investment Personnel” shall mean:

(a)	any employee of the Fund or Adviser (or of any company in a control relationship to the Fund or Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and

(b)	any natural person who controls the Fund or an Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund. Investment Personnel includes any Portfolio Manager or other investment person, such as an analyst or trader, who provides information and advice to a Portfolio Manager or assists in the execution of the investment decisions.

P.	“Limited Offering” or “Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505, or Rule 506 there under.

Q.	“Managed Portfolio” shall mean those Funds, individually and collectively, for which the Portfolio Manager makes buy and sell decisions. For those Funds operating as series companies, Managed Portfolio shall include only the series for which the Portfolio Manager serves as the Portfolio Manager.

R.	“Personal Brokerage Account” refers to any account (including, without limitation, a custody account, safekeeping account, and an account maintained by an entity that may act in a brokerage or a principal capacity) in which securities may be traded or custodied, and in which an Access Person has any Beneficial Ownership, and any such account of an Immediate Family member, through which an Access Person may hold or acquire Reportable Securities, even though the account currently holds only non-Reportable Securities (such as unaffiliated open-end mutual funds). To the extent that the Virtus 401(k) plan and potentially 401(k) plans of an Access Person’s prior employ(s) or 401(k) plans of Immediate Family Members have the capacity to invest in Affiliated Open-end Mutual Funds and/or other Reportable Securities, such accounts are considered “Personal Brokerage Accounts.” Furthermore, Individual Retirement Accounts (“IRA’s”) that are constructed within a brokerage account capable of transacting in Reportable Securities are also considered “Personal Brokerage Accounts.”

The meaning of “Personal Brokerage Account” does not include the following: Open-end mutual funds held directly with the sponsor in an account that is not capable of transacting in Reportable Securities; 401(k) accounts that may only hold non-affiliated open-end mutual funds; other accounts that cannot transact in Reportable Securities as determined by the Compliance Department; and direct purchase accounts such as “DRIP” plans.

S.	“Portfolio Manager” means the person or portfolio management team entrusted to make or participate in the making of the buy and sell decisions for a Fund, or series thereof; as disclosed in the Fund(s) prospectus.

T.	“Purchase or sale of a Reportable Security” includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a security that is exchangeable for or convertible into a security.

U.	“Reportable Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act and includes common stocks, preferred stocks, stock options (put, call and straddle), debt securities, privilege on any security or an any group or index of securities (including any interest therein or based on the value thereof) and derivative instruments. ETFs, UIT ETFs, closed end funds, other well-known stock indices vehicles, such as the Standard & Poor’s Composite Stock Indices (such as but not limited to SPDR S&P 500, SPDR S&P MidCap 400, “iShares”, etc.); affiliated open-end mutual funds and municipal securities. The meaning of “Reportable Security” shall not include transactions and holdings in direct obligations of the Government of the United States; money market instruments; bankers’ acceptances; bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; shares of money market funds; transactions and holdings in shares of non-affiliated open-end mutual funds; and transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end mutual funds. Note: This exception extends only to open end funds registered in the U.S.; therefore, transactions and holdings in offshore funds ARE reportable.

V.	“Security Held or to be Acquired” by a Fund means:

(i)	any Covered Security which, within the most recent 15 days:

(A)	is or has been held by the Fund; or

(B)	is being or has been considered by the Fund or any of its investment advisers for purchase by the Fund; and

(ii)	any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (p)(i) of this Section.

A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the Investment Personnel making the recommendation, when such person seriously considers making such a recommendation.

W.	“Unaffiliated Open-End Mutual Fund” means any open-end mutual fund not falling within the definition of “Affiliated Open-End Mutual Fund” defined in Section X above, i.e. any open end mutual fund to which the Form or its control affiliate(s) do not serve as the investment adviser or principal underwriter for the fund. Currently, this means all open-end (non-exchange traded) mutual funds except for the Virtus Mutual Funds.

4.	Disclosure of Personal Brokerage Accounts

All Access Persons must disclose their Personal Brokerage Accounts to their respective Compliance Department. It is each Access Person’s responsibility to notify their respective Compliance Department of all Personal Brokerage Accounts and to direct the broker to provide their Compliance Department with Brokerage transaction confirmations and account statements (and verify that it has been done). Access Persons cannot assume that the broker-dealer will automatically arrange for this information to be set up and forwarded correctly. Access Persons do not need to disclose the existence of their Virtus-Fidelity 401(k) account, however, any other Virtus Fidelity account holding securities, options or restricted stock of Virtus must be disclosed. 401(k) plans of an Access Person’s prior employer(s) or 401(k) plans of Immediate Family Members must be disclosed if such accounts have the capacity to invest in Affiliated Open-End Mutual Funds and/or other Reportable Securities.

5.	Prohibited Activities for Access Persons

A.	Initial Public Offering (“IPO”) Rule: No Access Person may directly or indirectly acquire beneficial ownership in any securities in an Initial Public Offering (including IPOs offered through the Internet), except with the prior written approval of the Adviser’s Compliance Officer. No FINRA registered person may participate in an IPO pursuant to FINRA Rule 5130.

B.	Limited Offering/Private Placement Rule: No Access Person may directly or indirectly acquire beneficial ownership in any securities in a Limited Offering or Private Placement except with the prior written approval of the Adviser’s Compliance Officer.

C.	Preclearance Rule: No Advisory Person may directly or indirectly acquire or dispose of beneficial ownership in a Reportable Security unless such transaction has been precleared by the Compliance Department. Preclearance is valid through the next business day to the close of the U.S. Market following the approval. An order not executed within that time must be resubmitted for pre-clearance approval. Access Persons must wait for approval before placing the other with their broker.

Exceptions: The following Reportable Securities Transactions do not require pre-clearance:

(a)	Purchases or sales of up to and including 500 shares per month of Reportable Securities of an issuer ranked in the Standard & Poor’s 500 Composite Stock Index (S&P 500) at the time of the transaction. An S&P 500 constituent list is updated quarterly and available on the Virtus intranet website. A copy is also available for review in the Compliance Department. The Compliance Department monitors deminimis trading for patterns of abuse. If a pattern of abuse is determined to have occurred, the Compliance Department reserves the right to suspend or cancel the ability of an Advisory Person to conduct deminimis transactions.

(b)	Affiliated open-end mutual funds. (However such funds are subject to Quarterly Transaction and Annual Holdings reporting requirements.)

(c)	Purchases or sales which are non-volitional on the part of either the Advisory Person or the Fund.

(d)	Purchase orders of Reportable Securities sent directly to the issuer via mail (other than in connection with a Private Placement or Limited Offering) or sales of such securities that are redeemed directly by the issuer via mail.

(e)	Purchases of shares of Reportable Securities necessary to establish an automatic investment or dividend reinvestment plan, as well as any subsequent purchases and sales pursuant to any such plan.

(f)	Purchases or sales effected in any account over which the Advisory Person has no direct or indirect influence or control in the reasonable estimation of the Adviser’s Compliance Officer. This exemption will also apply to personal brokerage accounts for which a third party (e.g. broker or financial adviser) makes all investment decisions on behalf of the Advisory Person. The discretionary arrangement must be documented to the Chief Compliance Officer or designated Compliance Officer.

(g)	Purchases or sales of Reportable Securities not eligible for purchase or sale by the Fund(s).

(h)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(i)	Purchase or sale of securities issued under an employee stock purchase or incentive program unless otherwise restricted.

Each Adviser’s Compliance Officer may deny approval of any transaction requiring preclearance under this Preclearance Rule, even if the transaction is nominally permitted under this Code of Ethics, if he or she reasonable believes that denying preclearance is necessary for the protection of a Fund.

D.	Open Order Rule: No Advisory Person may directly or indirectly acquire or dispose of Beneficial Ownership in any Reportable Security which requires PreClearance on a day during which a Fund has a pending “buy” or “sell” order for that security of the same type (i.e. buy or sell) as the proposed personal trade, until the Fund’s order is executed or withdrawn.

E.	Black-Out Rule: Portfolio Managers and Advisory Persons may not directly or indirectly acquire or dispose of Beneficial Ownership in a Reportable Security within seven calendar days before and after the portfolio(s) associated with the Portfolio Manager’s and Advisory Person’s assigned duties trades in that security. The seven day period is exclusive of the execution date. The Black-Out Rule applies to transactions in securities that are required to be precleared.

F.	Holding Period Rule: Advisory Persons must hold all Reportable Securities, including options, for no less than sixty (60) days, whether or not the purchase was an exempt transaction under any other provision of Section 5. A FIFO accounting methodology will be applied for determining compliance with this holding rule.

G.	Gifts and Entertainment: Access Persons may not give or receive gifts or entertainment that may be construed to have an influence on business transactions conducted by the Adviser or the Fund(s). Gifts to or from Consultants or Clients must not exceed $100 per person per year. Gifts include any items of value, including sports paraphernalia or equipment, wine or food baskets, gift certificates for shopping, or to a restaurant or spa. Tickets to events are considered gifts if the associate does not attend the event. The $100 limit that applies to gifts does not apply to entertainment. Nonetheless, entertainment must be neither so frequent nor so extensive as to raise any question or impropriety. The CCO or other designated personnel will maintain records of all gifts and all entertainment. All gifts and entertainment received or given must be reported to the Advisor’s Compliance Department.

H.	Service as Director: No Advisory Person shall serve on the board of directors of a publicly traded company without prior authorization by the President or the Chief Compliance Officer of the Fund. If board service is authorized, such Advisory Person shall have no role in making investment decisions with respect to the publicly traded company.

I.	Excessive Trading Rule: No Portfolio Manager shall engage in excessive trading or market timing activities with respect to any mutual fund whether or not such mutual fund is a Managed Portfolio, or is managed by such Adviser/Subadviser or any affiliated adviser or subadviser. For the purposes of the foregoing, “market timing” shall be defined as a purchase and redemption, regardless of size, in and out of the same mutual fund within any sixty (60) day period. The foregoing restrictions shall not apply to Portfolio Managers investing in mutual funds through asset allocation programs, automatic reinvestment programs, and any other non-volitional investment vehicles.

6.	Reporting and Compliance Procedures

A.	The Code of Ethics, and any amendments thereto, shall be provided to every Access Person. Access Persons will provide written acknowledgement of receipt.

B.

Duplicate Trade Confirmations and Personal Brokerage Account Statements: All Access Persons (other than Disinterested Trustees) shall direct their brokers to supply, at the same time that they are sent to the Access Person, a copy of the confirmation for each Reportable Securities trade in a Personal Brokerage Account, and a copy, at least quarterly, of an account statement for each Personal Brokerage Account to their respective Compliance Department (an electronic feed from the broker will satisfy these requirements). Access to duplicate confirmations and account statements will be restricted to those persons assigned to perform review functions, and all materials will be kept confidential except as required by law.

C.	Quarterly Reports: Access Persons shall report to the Fund the information (specified further below) with respect to transactions in any Reportable Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Reportable Security.

Access Persons shall not be required to make a report with respect to transactions effected for any account over which that person lacks any direct or indirect influence or control in the reasonable estimation of the Fund’s CCO.

Every Quarterly report shall be made not later than 15 days after the end of the calendar quarter, and shall include all transactions in Reportable Securities effected during the calendar quarter being reported on. Quarterly Reports shall contain the following information:

(i)	The date of the transaction, in the Reportable Security, the title and number of shares of equity securities; or the maturity date, principal amount and interest rate of debt securities, of each Reportable Security involved; and, as applicable, the exchange ticker symbol or CUSIP number;

(ii)	The type of transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

(iii)	The price of the Reportable Security at which the transaction was effected; and

(iv)	The name of the broker, dealer or bank with or through whom the transaction was effected; and

To the extent that the Access Person certified the Compliance Department is receiving duplicate statements of Personal Brokerage Accounts, the above disclosures are considered to have been made for transactions in Reportable Securities occurring in those Personal Brokerage Accounts.

(v)	With respect to any account established during the quarter in which Securities were held during the quarter for the direct or indirect benefit of the Access Person:

(a)	The name of the broker, dealer, or bank with whom the Access Person established the account; and

(b)	The date the account was established;

(vi)	The Date the report is submitted by the Access Person.

D.	Initial and Annual Holdings Reports: Each Access Person shall submit an Initial Holdings and Annual Holdings Report listing all personal Reportable Securities holdings to their designated Compliance Officer, upon commencement of service and annually thereafter (the Initial Holdings Report and the Annual Holdings Report, respectively). The information on the Initial Holdings Report must be current as of a date not more than 45 days prior to the date the individual becomes an access person. An Initial Holdings Report and certification must be submitted to the designated Compliance Officer no later than 10 days after becoming an Access Person. The Annual Holdings Report information shall be as of December 31 of the prior year. Access Persons shall submit the Annual Holdings Report and Certification to the designated Compliance Officer by January 31 of each year. Access Persons s hall include on their Annual Holdings Report any holdings in Affiliated Open-end Mutual Funds, including those held in the Access Person’s Virtus-Fidelity 401(k) plan.

Every Initial Holdings Report and Annual Holdings Report required pursuant to this section shall contain the following information for Reportable Securities:

(i)	The title and number of shares of equity securities; and/or the maturity date, principal amount and interest rate of debt securities; and, as applicable the exchange ticker symbol or CUSIP number of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership as of the Applicable Date.

(ii)	The name of any broker, dealer or bank with whom the Access Person maintained an account in which securities were held for the direct or indirect benefit of the Access Person as of the Applicable Date.

(iii)	The date the report is submitted by the Access Person.

For Initial Holdings Reports and Annual Holdings Reports a certification by the Access Person that he or she has read and understood the Code of Ethics, has complied and shall continue to comply with the requirements of this Code and the Firm’s Insider Trading Policy and Procedures.

Exceptions to reporting requirements (Quarterly Transactions and Initial and Annual Holdings):

(i)	Any report of Reportable Securities held in accounts over which the Access Person had no direct or indirect influence or control;

(ii)	A Quarterly Transaction Report of Reportable Securities transactions effected pursuant to an automatic investment plan; and

(iii)	A Quarterly Transaction Report if it would duplicate information contained in broker trade confirmations or account statements received no later than 30 days after the end of the applicable calendar quarter.

A Disinterested Trustee of the Fund need not:

(i)	Submit an initial holdings report or an annual holdings report pursuant to Section 6.D. above.

(ii)	Report securities transactions unless the Trustee knew, or, in the ordinary course of fulfilling his or her official duties as a Fund Trustee, should have known, that during the 15-day period immediately before or after the Trustee’s transaction in a Covered Security, the Fund purchased or sold the Covered Security or the Fund or any of its investment advisers or subadvisers considered purchasing or selling the Covered Security.

E.	Any report made under this Section 6 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

7.	401(k) Plans and the Requirements of the Code

A.	Disclosure of Personal Brokerage Accounts: Access Persons are not required to disclose the existence of their Virtus-Fidelity 401(k) plan, but Access Persons must disclose any other 401(k) account if the account can transact in Affiliated Open-end Mutual Funds and/or other Reportable Securities.

B.	Preclearance Rule: Access Persons are not required to preclear transactions in Affiliated Open-end Mutual Funds (e.g., transferring amounts from one fund to another) or contributions in the form of payroll deductions. Access Persons are required to preclear transactions in Reportable Securities that are not exceptions to the Preclearance Rule of Section 5 (e.g., the sale of previous employer’s stock).

C.	Duplicate Trade Confirmations and Personal Brokerage Account Statements: If an Access Person has a 401(k) account from a previous employer that can transact in Affiliated Open-end Mutual Funds and/or other Reportable Securities, the Access Person shall direct her broker to supply, at the same time that they are sent to the Access Person, a copy of the confirmation for each personal Reportable Securities trade and a copy, at least quarterly, of an account statement to her respective Compliance Department for each 401(k) account other than the Virtus-Fidelity 401(k) plan.

D.	Quarterly Transactions Reports: For 401(k) accounts other than the Virtus-Fidelity 401(k) plan, Access Persons are required to submit a Quarterly Transaction Report for transactions in Reportable Securities (e.g., Affiliated Open-end Mutual Funds or a previous employer’s stock).

E.	Initial and Annual Holdings Reports: Access Persons are required to report all holdings in Reportable Securities, including holdings in the Virtus-Fidelity 401(k) plan (e.g., Affiliated Open-end Mutual Funds).

8.	Administration of Code of Ethics

A.	Each Fund’s Chief Compliance Officer and its investment advisers and principal underwriters shall furnish to the applicable Fund’s Board of Trustees annually, and such Board will consider, a written report that:

(a)	Summarizes the current procedures under the Code of Ethics;

(b)	Describes any issues arising from the Code of Ethics or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(c)	Certifies that the Fund, Investment Adviser, or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

B.	The Fund’s Chief Compliance Officer shall obtain from each investment adviser and the subadviser to the Fund whose Access Persons are governed by its own Code of Ethics, a written report including the information and certification required in (b) and (c) above with respect to that Code.

C.	The Board will consider all of these reports.

D.	These reports will be available to the Chief Compliance Officer of the Funds.

E.	Any Access Person shall immediately report any potential violation of this Code of which he or she becomes aware to the Designated Compliance Officer.

F.	An Access Person need not make reports under this Section 6 with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

G.	Each Adviser’s Compliance Officer will review all reports and other information submitted under this Section 6. This review will include such comparisons with trading records of the Fund as are necessary or appropriate to determine whether there have been any violations of the Code.

H.	Each Adviser’s Compliance Officer will maintain a list of all Access Persons who are required to make reports under the Code, and shall inform those Access Persons of their reporting obligations. Each Adviser’s Compliance Officer shall promptly notify any Access Person when any report has not been filed on a timely basis.

I.	Please refer to Schedule B for person(s) to contact for preclearance and to file Annual Holdings and Quarterly Personal Securities Transaction reports.

9.	Recordkeeping Requirements:

Each Fund, investment adviser, and principal underwriter to which this Code of Ethics applies, or to which reports are required to be made by Access Persons, must maintain the following records:

A.	A copy of each Code of Ethics for the organization that is in effect, or at any time within the past five years was in effect;

B.	A record of any Code violation or action taken as a result of the violation that occurred, for at least five years after the end of the fiscal year in which the violation occurred;

C.	A copy of each report made by an Access Person as required by this Code, or the information provided in lieu of a report, pursuant to Rule 17j-1 of the Act, for at least five years after the end of the fiscal year in which the report was made;

D.	A record of all persons, currently, or within the past five years, who are or were required to make reports pursuant to this Code, or those persons who are or were responsible for reviewing these reports, must be maintained in an easily accessible place;

E.	A copy of each report provided to the Fund(s) Board of Trustees must be maintained for at least five years after the end of the fiscal year in which it is made, the first two year in an easily accessible place; and

F.	A record of any decision approving the acquisition by investment personnel of IPOs and/or Limited Offerings for at least five years after the end of the fiscal year in which the approval is granted.

10.	Sanctions

Upon discovering a violation of this Code, the Board of Trustees of a Fund may impose such sanctions as it deems appropriate, including inter alia, a letter of censure or suspension or termination of employment, or suspension of personal trading privileges for such period as it may deem appropriate. Provided further, the Adviser’s Compliance Officer shall review and present sanctions levied for non-compliance at each regularly scheduled Board meeting. Please see attached Schedule A of Sanctions that may be levied for violations of this Code.

11.	Exceptions

Each Adviser’s Compliance Officer, in consultation with the Chief Legal Officer, may grant written exceptions to provisions of the Code based on equitable considerations. The exceptions may be granted to individuals or classes of individuals with respect to particular transactions, classes of transactions or all transactions, and may apply to past as well as future transactions, provided, however, that no exception will be granted where the exceptions would result in a violation of Rule 17j-1. To the extent any such exception relates to an Access Person of a Fund, the exception will be reported to a Fund’s Board at its next regularly scheduled meeting. Notwithstanding anything herein to the contrary, the Compliance Officer shall promptly report any and all exceptions to the Chief Compliance Officer of the applicable Fund and the Chief Compliance Officer may provide an independent report to the applicable Board regarding his/her assessment of the merits and potential repercussions of granting any such exceptions.

12.	Other Codes of Ethics

This Code of Ethics does not amend or supersede any other Code(s) of Ethics that may affect the duties and obligations of any person affected hereby.

Schedule A

Chief Compliance Officer of the Funds:             Nancy Engberg

Schedule B

Person to contact for preclearance and reporting requirements:             Tim Branigan or Nancy Boyer

CERTIFICATION:

By my signature below, I certify that I have received, read, and understood the foregoing policies of the Virtus Funds Code of Ethics, and will comply in all respects with such policies.

Name	Date

Please print or type name:

Initial Holdings Report	Q Report	Q Report Affiliated MF Transactions	Annual Report	Pre-Clear
All Access Persons	All Access Persons	Investment Personnel	All Access Persons	Advisory Persons

•     1st violation – written warning

•     2nd violation within the same year - $50.00 fine payable to the Connecticut Food Bank.

•     3rd violation within the same year – suspension of trading privileges for 30 days

•     1st violation – written warning

•     2nd violation within the same year - $50.00 fine payable to the Connecticut Food Bank 3rd violation within the same year – suspension of trading privileges for 30 days

•     1st violation – written warning

•     2nd violation within the same year - $50.00 fine payable to the Connecticut Food Bank 3rd violation within the same year – suspension of trading privileges for 30 days

• 1st violation – written warning

•     1st violation – written warning

•     2nd violation within the same year - $100 fine payable to the Connecticut Food Bank and suspension of trading privileges for 30 days

•     3rd violation within the same year – suspension of trading privileges for 90 days

Pre-Clear IPOs & Limited Offerings	Blackout	60-Day Holding Requirement	Market Timing Prohibition and Q Certificate	Open Order Rule
Advisory Personnel	Investment Personnel	Advisory Personnel	Investment Personnel	Investment Personnel

• 1st violation – Reported to Chief Compliance Officer and President of Virtus Investment Partners for determination of appropriate sanctions. • 2nd violation – possible grounds for termination

•     1st violation – disgorgement of profits on the personal trade

•     2nd violation - Reported to Chief Compliance Officer and President of Virtus Investment Partners for determination of appropriate sanctions.

•     3rd violation - possible grounds for termination

•     1st violation – written warning

•     2nd violation - violation within the same year - $50.00 fine payable to the Connecticut Food Bank.

•     3rd violation within the same year – suspension of trading privileges for 60 days

			• 1st violation - possible grounds for termination at determination of Chief Legal Officer and President of Virtus Investment Partners.	• 1st violation – Reported to Chief Legal Officer and President of Virtus Investment Partners for determination of appropriate sanctions. • 2nd violation – possible grounds for termination